Exhibit 99.2

Gail S. Page Joins Chembio Diagnostics Board of Directors
Adds Additional Diagnostic Industry Leadership and Healthcare Expertise

 MEDFORD, N.Y., July 6, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that Gail S. Page has joined the Company's Board of Directors.  "Gail is an accomplished executive with extensive experience in the diagnostics industry. Her impressive record in product development, commercialization, operations, healthcare finance, and strategic transactions strengthens our Board," stated Katherine L. Davis, Chair of Chembio's Board of Directors.  "Chembio is developing a range of point-of-care diagnostic tests to address a number of the world's most serious sexually transmitted and fever diseases.  We are also growing our global commercial organization. This is a pivotal time for Chembio and the Board of Directors will benefit from Gail's insight, judgment and counsel."

Ms. Page has spent her entire career in health care with a focus on diagnostics and emerging technologies.  In January 2013, Ms. Page founded Vineyard Investment Advisors (VIA), through which she works with entrepreneurs, businesses, and universities to transform their ideas into products and services. Prior to VIA, Ms. Page served as the President, CEO and a Director of Vermillion, Inc., a healthcare company focused on developing and commercializing novel diagnostic blood tests. As President and CEO, Ms. Page directed Vermillion's repositioning to highlight the progressive nature of its pipeline, successfully raised over $100M in funding, developed and commercially launched the OVA1® Test, which was the first FDA-cleared blood test to help diagnose ovarian cancer, and engaged Quest Diagnostics as an equity and commercial partner.

In the years preceding Vermillion, Ms. Page served as Executive Vice President and Chief Operating Officer at Luminex, and as Sr. Vice President at Roche Biomedical / Laboratory Corporation of America (LabCorp), during which time her team launched approximately 300 innovative tests, including a suite of HIV and infectious disease assays.  Ms. Page's current board appointments include Sword Diagnostics, Inc., Consortia Health Holdings (Chair and Co-founder), and NxPrenatal, Inc., for which she serves as Executive Chair. Ms. Page earned a Bachelors of Science in Medical Technology from the University of Florida, and completed an executive management program at the Kellogg School in Chicago.

"Throughout my career, I have been privileged to work with exceptional entrepreneurs and organizations committed to the development and commercialization of cutting-edge healthcare technologies," stated Gail S. Page.  " I believe that Chembio's DPP® technology is at the forefront of the next generation of rapid, point-of-care, diagnostic testing, and that Chembio's innovative products such as its DPP® HIV-Syphilis Assay and its DPP® Fever Panel, which address many of the most serious global infectious diseases, have the potential to significantly improve treatment through rapid and accurate diagnosis.  I am very pleased to offer my experience to Chembio as it pursues its development and global commercialization goals."

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally, both directly and through third-party distributors.

Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems, Inc. and RVR Diagnostics Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com